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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   2  )*
                                           -----


                             Garden Botanika, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   364854109
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO. 364854109                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          699,908
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          700,208
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      700,208

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------
  CUSIP NO. 364854109                   13G
-----------------------

------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Bank of America NT&SA

------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [_]
                                                          (b) [_]

------------------------------------------------------------------------------
3     SEC USE ONLY

------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          699,908
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          700,208
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      700,208

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------
  CUSIP NO. 364854109                   13G
-----------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Ventures

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          699,908
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          699,908
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      699,908

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1  (a) Name of Issuer:          Garden Botanika, Inc.


        (b) Address of Issuer's      8624 154th Avenue N.E.
            Principal Executive      Redmond, Washington  98052
            Offices:

Item 2  (a) Names of Person Filing:  BankAmerica Corporation
                                        ("BAC")
                                     Bank of America NT&SA
                                        ("BANTSA")
                                     BankAmerica Ventures ("BAV")

        (b) Address of Principal     (For BAC and BANTSA)
            Business Offices:        555 California Street
                                     San Francisco, CA  94104

                                     (For BAV)
                                     950 Tower Lane, Suite 700
                                     Foster City, CA  94404

        (c) Citizenship:             BAC is organized under the laws of
                                     Delaware. BAV is organized under the
                                     laws of California. BANTSA is a
                                     national banking association organized
                                     under the laws of the United States.

        (d) Title of Class of        Common Stock
            Securities:

        (e) CUSIP Number:            364854109

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a*:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act

            (b) [X] Bank as defined in Section 3(a)(6) of the Act

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

______________
* This filing is being made primarily under Rule 13d-1(c) reporting BAV beneficial ownership. As to shares acquired by BANTSA since the original filing, this filing is also being made pursuant to Rules 13d-1(b) and 13d-2(b).

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss240.13d-1(b)(1)(ii)(F)

            (g) [X] Parent Holding Company, in accordance with ss240.13d-
                    1(b)(ii)(G) (Note: See Item 7)

            (h) [ ] Group, in accordance with ss240.13d-1(b)(1)(ii)(H)


Item 4      Ownership**

            (a) Amount Beneficially Owned:
                     BAC                                     700,208
                     BANTSA                                  700,208
                     BAV                                     699,908

            (b) Percent of Class:
                     BAC                                         9.9%
                     BANTSA                                      9.9%
                     BAV                                         9.9%

            (c) Number of shares as to which such
                person has:

                (i)  sole power to vote or direct the vote:
                     BAC                                           0
                     BANTSA                                        0
                     BAV                                           0

                (ii) shared power to vote or direct the vote:
                     BAC                                     699,908
                     BANTSA                                  699,908

-----------------
** By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.

                      BAV                                    699,908

                (iii) sole power to dispose or direct
                      the disposition of:
                      BAC                                          0
                      BANTSA                                       0
                      BAV                                          0

                (iv)  shared power to dispose or
                      direct the disposition of:
                      BAC                                    700,208
                      BANTSA                                 700,208
                      BAV                                    699,908


Item 5      Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

            See Item 2. The entities described below are direct or indirect wholly-owned subsidiaries of BAC, which is a registered bank holding company. BANTSA is a bank as defined in Section 3(a)(6) of the Act. BAV is a corporation.

Item 8      Identification and Classification of Members of the Group.

            Not Applicable.

Item 9      Notice of Dissolution of Group.

            Not Applicable.

Item 10     Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
---------

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998

        BANKAMERICA CORPORATION*

        BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

        BANKAMERICA VENTURES*


*By:    /s/ VENRICE R. PALMER

        Venrice R. Palmer
        Senior Counsel of
        Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc.)

                                  EXHIBIT A
                                  ---------

                           Joint Filing Agreement
                           ----------------------


The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:   February 6, 1998

        BANKAMERICA CORPORATION*

        BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

        BANKAMERICA VENTURES*


*By:    /s/ VENRICE R. PALMER

        Venrice R. Palmer
        Senior Counsel of
        Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc.)